Exhibit 99.1

BPZ Energy Reports Second Quarter and First Half 2014 Results

HOUSTON, TX – August 7, 2014 – BPZ Energy, (NYSE: BPZ) (BVL: BPZ), an independent oil and gas exploration and production company, today reported second quarter and first half 2014 financial results.

HIGHLIGHTS:

Results for the second quarter ended June 30, 2014, compared with the second quarter ended June 30, 2013 were as follows:

●	Operating income of $4.4 million, vs. an operating loss of $12.7 million.

●	Net loss of $2.5 million, or $0.02 per share, vs. a net loss of $19.6 million, or $0.17 per share.

●	The company’s 51% share of production from Block Z-1 was 2,618 bopd vs. 1,424 bopd.

●

Earnings before interest, income taxes, depletion, depreciation, amortization, and exploration expense (EBITDAX) were a positive $11.1 million vs. a negative $3.9 million. (EBITDAX is a non-GAAP measure. Please also see the reconciliation to net loss included at end of the press release.)

Results for the six months ended June 30, 2014, compared with the six months ended June 30, 2013 were as follows:

●	Operating income of $6.5 million, vs. an operating loss of $19.9 million.

●	Net loss of $6.1 million, or $0.05 per share, vs. a net loss of $32.4 million or $0.28 per share.

●	The company’s 51% share of production from Block Z-1 was 2,593 bopd vs. 1,457 bopd.

●	EBITDAX for the six months ended June 2014 was a positive $20.7 million vs. a negative $3.9 million.

Improved results for the three and six months periods, compared with the same period last year, were due to higher revenues from increased production and lower overall expenses.

President and CEO Manolo Zuniga commented, “We are pleased with the improved financial results for the first half due to the ongoing development drilling program at Block Z-1 where so far we have completed five of the ten wells budgeted for this year. Given the high level of activity planned in the second half of the year, our expectation is that we will continue to grow both production and cash flow.

As we recently mentioned in our Operations Update, we are currently drilling the new Corvina CX15-7D well and sidetracking the Albacora A-18D well one thousand feet deeper than the original wellbore due to the new deeper oil found in the A-26D. In addition, we are working on bringing back the two oil wells that were shut- in during July. The CX15-3D well is now producing again in response to artificial gas lift, which we also plan to initiate at the Albacora A-21D. Given the positive results so far at the CX-15-3D, we are evaluating expanding the gas lift program to other naturally producing oil wells at both fields to optimize their productivity.”

PRODUCTION

BPZ Energy maintains a 51% working interest in offshore Block Z-1, and the Company’s respective share of production is referenced as net production.

The Company’s net oil production from the Corvina and Albacora fields for the three months ended June 30, 2014 was 238,000 barrels, or 2,618 barrels of oil per day (bopd), compared with 130,000 barrels, or 1,424 bopd for the same period in 2013. For the six months ended June 30, 2014, net oil production was 469,000 barrels, or 2,593 bopd, compared with 264,000 barrels or 1,457 bopd, for the same period in 2013.

The increased net oil production in the first half of the year is a result of the reinitiated drilling campaign at Block Z-1 which began in the second half of 2013 and is currently ongoing, partly offset by declines from previous wells drilled at the Corvina CX-11 and Albacora platforms.

NET REVENUE

For the three months ended June 30, 2014, oil revenue after royalty payments increased by $11.4 million to $24.2 million from $12.8 million for the same period in 2013. The increase in net oil revenue is due to an increase in the amount of oil sold of 104,000 barrels and an increase of $6.69, or 7.1%, in the average net realized price received from $93.94 to $100.63 per barrel. Total oil sales for the three months ended June 30, 2014 were 240,000 barrels compared with 136,000 barrels for the same period in 2013.

For the six months ended June 30, 2014, oil revenue after royalty payments increased by $19.0 million to $45.1 million from $26.1 million for the same period in 2013. The increase in net oil revenue is due to an increase in the amount of oil sold of 187,000 barrels and an increase of $1.29, or 1.3%, in the average net realized price received per barrel. Total oil sales for the six months ended June 30, 2014 were 452,000 barrels compared with 265,000 barrels for the same period in 2013.

The increase in the amount of oil sold for the six months ended June 30, 2014 compared with the same period in 2013 is due to increased production in the Albacora field from the new A-18D, A-19D and A-21D wells and increased production from the Corvina CX-15 platform from the new CX15-1D, CX15-2D and CX15-3D wells, more than offsetting declines from the previously drilled wells at the Corvina CX-11 and Albacora platforms.

EXPENSES

Lease Operating Expense (LOE)

For the three months ended June 30, 2014, LOE decreased by $1.3 million to $6.8 million ($28.06 per Bbl) from $8.1 million ($59.57 per Bbl) compared with the same period last year. The reasons for the lower LOE are decreased workover expenses of $2.8 million due to no major workovers performed in 2014 compared to one major workover in 2013, and a $0.3 million decrease in LOE, partially offset by higher crude oil handling and transportation expense of $1.8 million due to higher crude oil sales.

For the six months ended June 30, 2014, LOE decreased by $2.8 million to $12.0 million ($26.48 per Bbl) from $14.8 million ($55.83 per Bbl) for the same period in 2013. The reasons for the lower LOE are decreased workover expenses of $4.7 million due to no major workovers performed in 2014 compared to one major workover in 2013, and lower other LOE of $0.3 million, partially offset by higher crude oil handling and transportation expense of $2.2 million due to higher crude oil sales.

General and Administrative Expense (G&A)

For both three month periods ended June 30, 2014 and June 30, 2013, G&A expense was $6.4 million. Stock-based compensation expense, a subset of G&A expense, was $0.8 million for the three months ended June 30, 2014 and $0.9 million for the same period in 2013. Other G&A expenses increased $0.1 million to $5.6 million from $5.5 million for the same period in 2013. The $0.1 million increase is due to a higher marine support vessel management fee of $0.5 million and higher indirect charges from our Block Z-1 partner of $0.3 million, partially offset by lower salary and related costs of $0.5 million due to fewer employees and lower other G&A expenses of $0.2 million.

For the six months ended June 30, 2014, G&A expense increased by $0.7 million to $12.6 million from $11.9 million for the same period in 2013.  Stock-based compensation expense, a subset of G&A expense, was $1.6 million for the six months ended June 30, 2014 and $1.6 million for the same period in 2013. Other G&A expenses increased $0.7 million to $11.0 million from $10.3 million for the same period in 2013. The $0.7 million increase is due to higher indirect charges from the Company’s Block Z-1 joint venture partner of $1.1 million and a higher marine support vessel management fee of $0.8 million, partially offset by lower salary and related costs of $1.2 million due to fewer employees.

Geological, Geophysical and Engineering Expense (GG&E)

For the three months ended June 30, 2014, GG&E expense increased $0.6 million to $1.3 million compared with $0.7 million for the same period in 2013. For the six months ended June 30, 2014, GG&E expense increased $1.0 million to $2.1 million compared with $1.1 million for the same period in 2013. The increase in the first half 2014 GG&E expense is due to higher environmental impact assessment work to prepare for seismic programs.

Depreciation, Depletion and Amortization Expense (DD&A)

For the three months ended June 30, 2014, DD&A expense decreased $2.5 million to $5.5 million from $8.0 million for the same period in 2013. For the six months ended June 30, 2014, DD&A expense decreased $2.8 million to $12.1 million from $14.9 million for the same period in 2013.

For the three month and six-month periods ended June 30, 2014, compared with the same periods last year, depletion decreased due to reserves added to the depletion base in 2014.

Standby Costs

For the three months ended June 30, 2014, no standby costs were incurred. During the three months ended June 30, 2013, the Petrex-28 rig was on standby and $2.3 million in standby costs were incurred.

For the six months ended June 30, 2014, there were no standby costs incurred. During the six months ended June 30, 2013, the Company incurred $3.4 million in standby costs as the Petrex-10 rig was either partially or fully on standby for two months and the Petrex-28 rig was either partially or fully on standby for approximately five months.

Other Expense

For the three months ended June 30, 2014, total other expense decreased $2.6 million to $4.8 million compared with $7.4 million for the same period in 2013. During the three months ended June 30, 2014, other expense includes approximately $3.6 million of net interest expense, while for the same period in 2013, net interest expense was $4.3 million. The decrease of $0.7 million in net interest expense is due to higher interest capitalized of $0.6 million from a higher average construction in progress and lower interest expense of $0.1 million.

For the six months ended June 30, 2014, total other expense decreased $4.1 million to $8.5 million compared with $12.6 million for the same period in 2013. For the six months ended June 30, 2014, net interest expense was $7.4 million while for the same period in 2013, net interest expense was $8.6 million. The decrease of $1.2 million in net interest expense is due to higher interest capitalized of $0.9 million from a higher average construction in progress, and lower interest expense of $0.3 million resulting from a lower average interest cost of debt outstanding between the periods.

In April 2014, $26.0 million of the aggregate principal amount of the 2015 Convertible Notes were exchanged for an additional $25.0 million aggregate principal amount of 2017 Convertible Notes in a private transaction. As a result of the exchange during the second quarter of 2014, a $1.2 million loss on extinguishment of debt was recorded in the financial results for the three and six-month periods ended June 30, 2014.

In May 2013, the remaining $30.5 million of the $75.0 million secured debt facility was retired and in September 2013 the remaining $36.0 million of the $40.0 million secured debt facility was retired. As a result of the $30.5 million prepayment during the second quarter of 2013, $2.4 million of fees and a prepayment premium were incurred as well as $1.4 million of unamortized debt issue costs. These items were reported as a $3.8 million loss on extinguishment of debt in the financial results for the three and six-month periods ended June 30, 2013.

Income Taxes

For the three months ended June 30, 2014, the Company recognized an income tax expense of $2.1 million on a loss before income taxes of $0.4 million. For the comparable 2013 period, the Company recognized an income tax benefit of $0.4 million on a loss before income taxes of $20.0 million.

For the six months ended June 30, 2014, the Company recognized an income tax expense of $4.1 million on a loss before income taxes of $2.0 million. For the comparable 2013 period, the Company recognized an income tax benefit of $47,000 on a loss before income taxes of $32.5 million.

The $4.1 million of income tax expense for the six months ended June 30, 2014 relates to the Company’s foreign operations which had income before tax of $7.9 million. The difference on the income tax of $4.1 million from the 22% statutory rate provided for under the Block Z-1 License Contract is due to foreign withholding on USA tax entities, deferred tax adjustments related to oil inventory, deferred tax adjustments on certain marine transactions and tax return to tax accrual adjustments.

LIQUIDITY, CAPITAL RESOURCES AND CAPITAL EXPENDITURES

Liquidity

At June 30, 2014, the Company had cash and cash equivalents of $67.2 million, restricted cash of $5.1 million, and a working capital deficit of $6.7 million.

Capital Resources

At June 30, 2014, outstanding long-term debt and short-term debt consisted of the 2015 and 2017 Convertible Notes with an aggregate principal amount outstanding of $228.6 million. At June 30, 2014, the current and long-term portions of aggregate principal amounts were approximately $59.9 million and $168.7 million, respectively.

Capital and Exploratory Expenditures

The Company’s non-Block Z-1 total capital and exploratory expenditures for the second quarter ended June 30, 2014 were $8.4 million, excluding capitalized interest of $3.0 million. For the six-month period, capital and exploratory expenditures were $15.5 million, excluding capitalized interest of $5.9 million. The majority of these capital and exploratory expenditures related to the three-well exploratory drilling program ongoing at Block XXIII.

For Block Z-1, Pacific Rubiales provided 100% of the funding for the Company’s capital and exploratory expenditures of $69.9 million for the six months ended June 30, 2014. These capital expenditures include approximately $32.1 million related to the CX-15 development drilling program, $31.0 million related to the development drilling program in Albacora and other expenditures of $0.9 million. At June 30, 2014, the Company’s remaining carry amount from Pacific Rubiales was $45.6 million.

CONFERENCE CALL FOR SECOND QUARTER 2014 RESULTS

The Company will host a conference call and live webcast to discuss results for the second quarter ended June 30, 2014 on Friday, August 8, 2014, at 10:00 a.m. CDT (11:00 a.m. EDT). The event may be accessed via the Investor Relations, Events & Presentations section of the Company’s website at www.bpzenergy.com, or by accessing the following dial-in numbers:

US and Canada Dial-In:      (877) 293-5457

International Dial-In:     (707) 287-9344

A replay of the call will also be available at the Investor Relations section of the Company’s website.

ABOUT BPZ ENERGY

BPZ Energy is an independent oil and gas exploration and production company with license contracts covering 1.9 million net acres in four blocks located in northwest Peru. Current operations in these blocks range from early-stage exploration to production. The Company holds a 51% working interest in offshore Block Z-1, where development drilling is currently underway at the Corvina and Albacora fields. Onshore the Company holds three 100%-owned blocks with exploration drilling currently underway at Block XXIII. In southwest Ecuador, the Company owns a non-operating net profits interest in a producing property. BPZ Energy trades as BPZ Resources, Inc. on both the New York Stock Exchange and the Bolsa de Valores in Lima under ticker symbol “BPZ”. Please visit www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful operation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The U.S. Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only "reserves" that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce, or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. We are prohibited from disclosing estimates of oil and gas resources that do not constitute "reserves" in our SEC filings, including any estimates of contingent and prospective resources included in this press release. With respect to "probable" and "possible" reserves, we are required to disclose the relative uncertainty of such classifications of reserves when they are included in our SEC filings. Further, the reserves estimates contained in this press release are not designed to be, nor are they intended to represent, an estimate of the fair market value of the reserves.

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges. As such PRE may be subject to different information disclosure requirements than the Company. Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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INVESTOR AND MEDIA CONTACT:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

1-281-752-1240

pierre_dubois@bpzenergy.com

BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months			Six Months
	2Q 2014	1Q 2014	2Q 2013	2014 YTD	2013 YTD
Net revenue:
Oil revenue, net	$24,190	$20,904	$12,776	$45,094	$26,057
Other revenue	65	72	39	137	70

Total net revenue	24,255	20,976	12,815	45,231	26,127

Operating and administrative expenses:
Lease operating expense	6,744	5,223	8,102	11,967	14,775
General and administrative expense	6,375	6,197	6,451	12,572	11,926
Geological, geophysical and engineering expense	1,270	821	746	2,091	1,104
Depreciation, depletion and amortization expense	5,503	6,612	7,955	12,115	14,859
Standby costs	-	-	2,225	-	3,368

Total operating and administrative expenses	19,892	18,853	25,479	38,745	46,032

Operating income (loss)	4,363	2,123	(12,664)	6,486	(19,905)

Other income (expense):
Income (loss) from investment in Ecuador property, net	(9)	(8)	216	(17)	169
Interest expense, net	(3,513)	(3,837)	(4,280)	(7,350)	(8,578)
Loss on extinguishment of debt	(1,245)	-	(3,786)	(1,245)	(3,786)
Gain (loss) on derivatives	(269)	30	1,277	(239)	729
Interest income	345	5	38	350	47
Other income (expense)	(96)	67	(818)	(29)	(1,147)

Total other expense, net	(4,787)	(3,743)	(7,353)	(8,530)	(12,566)

Loss before income taxes	(424)	(1,620)	(20,017)	(2,044)	(32,471)

Income tax expense (benefit)	2,125	1,950	(377)	4,075	(47)

Net loss	$(2,549)	$(3,570)	$(19,640)	$(6,119)	$(32,424)

Basic net loss per share	$(0.02)	$(0.03)	$(0.17)	$(0.05)	$(0.28)
Diluted net loss per share	$(0.02)	$(0.03)	$(0.17)	$(0.05)	$(0.28)

Basic weighted average common shares outstanding	116,342	116,042	115,935	116,193	115,862
Diluted weighted average common shares outstanding	116,342	116,042	115,935	116,193	115,862

BPZ Resources, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$67,201	$57,395
Accounts receivable	20,743	21,630
Income taxes receivable	1,973	2,134
Value-added tax receivable	1,494	10,490
Inventory	13,908	17,368
Restricted cash	1,000	1,250
Prepaid and other current assets	6,365	5,419

Total current assets	112,684	115,686

Property, equipment and construction in progress, net	224,806	217,753
Restricted cash	4,109	4,109
Other non-current assets	4,634	5,065
Investment in Ecuador property, net	517	534
Deferred tax asset	60,593	63,602

Total assets	$407,343	$406,749

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,643	$3,127
Accrued liabilities	12,454	11,246
Other liabilities	40,955	24,494
Accrued interest payable	4,883	5,119
Derivative financial instruments	269	30
Current maturity of long-term debt	58,169	-

Total current liabilities	119,373	44,016

Asset retirement obligation	1,730	1,564
Other non-current liabilities	-	16,755
Long-term debt, net	152,787	206,939

Total long-term liabilities	154,517	225,258

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value, 25,000 authorized; none issued and outstanding	-	-
Common stock, no par value, 250,000 authorized; 118,553 and 117,526 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	571,158	569,061
Accumulated deficit	(437,705)	(431,586)

Total stockholders’ equity	133,453	137,475

Total liabilities and stockholders’ equity	$407,343	$406,749

RECONCILIATION OF NON-GAAP MEASURE

The table below represents a reconciliation of EBITDAX to the Company’s net income (loss), which is the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands)
Net loss	$(2,549)	$(19,640)	$(6,119)	$(32,424)
Interest expense	3,513	4,280	7,350	8,578
Loss on extinguishment of debt	1,245	3,786	1,245	3,786
Income tax expense (benefit)	2,125	(377)	4,075	(47)
Depreciation, depletion and amortization expense	5,503	7,955	12,115	14,859
Geological, geophysical and engineering expense	1,270	746	2,091	1,104
Other (income) expense	(240)	564	(304)	931
(Gain) loss on derivatives	269	(1,277)	239	(729)
EBITDAX (a)	$11,136	$(3,963)	$20,692	$(3,942)

(a) Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and certain non-cash charges (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. “GAAP” refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

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INVESTOR AND MEDIA CONTACT:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com